Exhibit 99.1

Citadel Broadcasting Corporation

FOR IMMEDIATE RELEASE

CITADEL BROADCASTING ANNOUNCES NEW BOARD MEMBER

Las Vegas, Nevada, December 4, 2007 — Citadel Broadcasting Corporation (NYSE:CDL) announced today that Thomas V. Reifenheiser has been elected to the Board of Directors.

Mr. Reifenheiser served as Managing Director and Group Executive for the Global Media and Telecom Group of Chase Securities Inc. He joined Chase in 1963 and was the Global Media and Telecom Group Executive since 1977. He is a director of Lamar Advertising Company, Mediacom Communications Corporation and Cablevision Systems Corporation.

“We are pleased that Tom Reifenheiser has joined Citadel’s Board of Directors. Tom’s 38 years of industry experience along with his extensive business expertise is invaluable” said Farid Suleman, Chief Executive Officer of Citadel Broadcasting Corporation.

Mr. Reifenheiser commented, “Citadel is a leader in the radio broadcasting industry and I am pleased to join the Board as the Company continues to strengthen and grow its business.”

Citadel Broadcasting Corporation is the third largest radio group in the United States, with a national footprint reaching more than 50 markets. Citadel is comprised of 165 FM and 58 AM stations in the nation’s leading markets, in addition to the ABC Radio Network business, which is one of the three largest radio networks in the United States. For more information visit www.citadelbroadcasting.com.

Certain statements in this document are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in Citadel Broadcasting Corporation’s filings with the Securities and Exchange Commission.

Contact: Citadel Broadcasting Corporation

                Patricia Stratford (212) 887-1665